EXHIBIT (8)(a)(2)

AMENDMENT No. 5 TO PARTICIPATION AGREEMENT

(ALLIANCEBERNSTEIN)

AMENDMENT

TO

PARTICIPATION AGREEMENT

Amendment to the Participation Agreement (the “Agreement”) dated as of May 1, 2001 between TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY, (“Insurer”) (formerly, AUSA LIFE INSURANCE COMPANY, INC.), TRANSAMERICA CAPITAL, INC. (replacing AFSG SECURITIES CORPORATION by Amendment and Novation) (“Contracts Distributor”) (together Insurer and Contract Distributor, the “Company”); ALLIANCEBERNSTEIN L.P. (formerly, ALLIANCE CAPITAL MANAGEMENT L.P.), (“Adviser”); and ALLIANCEBERNSTEIN INVESTMENTS, INC. (formerly, ALLIANCEBERNSTEIN INVESTMENT RESEARCH AND MANAGEMENT, INC.) (“Distributor”).

WHEREAS, the Insurer, Contracts Distributor, Adviser and Distributor have entered into a Participation Agreement dated as of May 1, 2001 (the “Agreement”), and

WHEREAS, the Insurer, Contracts Distributor, Adviser and Distributor desire to amend the Agreement as follows:

1. Certain Definitions. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

2. Amendments.

The following shall be added under Section 2. Processing Transactions:

2.5 NSCC.

If transactions in Fund shares are to be settled through the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration Verification (Fund/SERV) system, the following provisions shall apply:

Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system which provide (i) an automated process whereby the shareholder purchases, redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking”).

For each Fund/SERV transaction, including a transaction establishing accounts with the Fund or its affiliate, the Company shall provide the Fund with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company shall maintain documents required by the Fund to effect Fund/SERV transactions. Each instruction shall be deemed to be accompanied by a representation by the Company that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

The Insurer hereby agrees to indemnify the Adviser, the Distributor, their affiliates, and any Fund against losses, including reasonable attorney’s fees that may arise from liquidation, exchange, or transfer of only unissued shares upon the Insurer’s direction. Such indemnification applies only to transactions executed and settled as wire orders from information transmitted via NSCC Fund/SERV. The Insurer represents to the Funds, the Adviser, the Underwriter, and affiliates of the Adviser and the Underwriter that all such transactions will be authorized by its customers.

Such indemnification shall not apply to any losses (including attorney’s fees) occasioned by a failure of the Adviser, the Distributor or their affiliates, or a Fund to comply with any of the Insurer’s instructions governing the liquidation, exchange, or transfer of only unissued shares, or any negligent act or omission of the Adviser, the Underwriter, their affiliates, a Fund, their employees or agents. The Adviser, the Underwriter or their affiliates may only accept transactions placed from the Insurer’s back office; transactions originating from any other location (including, without limitation of the foregoing, transactions placed through any broker/dealer branch office) may not be accepted. All transactions will be settled upon confirmation of the Insurer’s NSCC transmission to the Adviser, the Underwriter or their affiliate, or a Fund.

3. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

4. Each of the parties hereby represents and warrants that the execution, delivery and performance of this Amendment are within the party’s corporate power and have been or will be duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

5. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

6. This Amendment shall be construed in accordance with and be governed by the laws of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of May 9, 2008.

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY		ALLIANCEBERNSTEIN L.P.

By:	/s/ Arthur D. Woods	By:	/s/ Marc O. Mayer
Name:	Arthur D. Woods	Name:	Marc O. Mayer
Title:	Vice President	Title:	Executive Vice President

TRANSAMERICA CAPITAL, INC.		ALLIANCEBERNSTEIN INVESTMENTS, INC.

By:	/s/ Arthur D. Woods	By:	/s/ Stephen C. Scanlon
Name:	Arthur D. Woods	Name:	Stephen C. Scanlon
Title:	Assistant Vice President	Title:	Managing Director

3